Exhibit 10.17

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made by and between SolarWinds.Net, Inc., an Oklahoma corporation (the “Company”) and David A. Yonce (“Employee”) as of January 25, 2007. The Company and Employee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Employee and the Company entered into an Employment Agreement dated as of December 14, 2005 (the “Employment Agreement”), and Employee’s employment with the Company is being terminated as of December 31, 2006 (the “Termination Date”).

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1. Consideration.

a. Loan. The Company agrees to make a loan to Employee in the principal amount of $1,737,568.76 at an interest rate of the Applicable Federal Rate of 4.88% per annum (the “Loan”) to enable Employee to purchase 215,697 shares of Common Stock of the Company (the “Shares”) pursuant to the Stock Option Agreement dated December 15, 2005 between the Company and Employee. The Loan shall mature on the earliest of (i) January 25, 2012, (ii) the acquisition of the Company or (iii) the Company’s initial public offering. The Loan shall be secured by the Shares. Employee will execute and deliver to the Company a promissory note and pledge agreement in a form reasonably acceptable to the Parties. Upon the execution and delivery of this Agreement, the promissory note and the pledge agreement, the Purchasers (as defined in the Stock Purchase Agreement dated as of December 14, 2005, by and among the Company, Employee and the other parties thereto (the “Purchase Agreement”)) will cause the release of Employee’s portion of the Indemnification Hold-Back (as defined in the Purchase Agreement) held in escrow pursuant to the Purchase Agreement.

b. Employee acknowledges that Employee is not entitled to any additional form of compensation, benefit, or payment other than that listed in this Agreement, and that this Agreement is the full, final, and complete settlement of any claims between the Company and Employee, including but not limited to any claims that may be brought pursuant to the Employment Agreement. Employee waives, without limitation, his right to receive any severance or bonus payments pursuant to Section 5 and Section 2(b) of the Employment Agreement.

2. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, vacation pay and/or paid time off, housing allowances, relocation costs, interest, severance, outplacement costs, fees, stock, stock options, vesting, commissions and any and all other benefits and compensation due to Employee through the Termination Date.

3. Benefits. Employee’s participation in all benefits and incidents of employment not specifically addressed in this Agreement, including without limitation health insurance benefits and the right to contribute to the Company’s 401k plan, will cease on the Termination Date.

4. Release of Claims by Employee. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, parents, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”). Employee hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement; provided, however, that such general release shall not limit or release (i) any of Employee’s rights under this Agreement or under the organizational or governance documents of the Company, or (ii) any right of Employee to directors’ and officers’ insurance or indemnification, in each case in respect of his services as an officer or director of the Company. Employee agrees that the release set forth in this Section 4 shall be and remain in effect in all respects as a complete general release as to the matters released.

5. Release of Claims by Company. The Company, on behalf of itself and its divisions, parents, subsidiaries, predecessors and successor corporations and assigns (collectively, the “Company Parties”), hereby generally and fully releases and forever discharges Employee and his executors, administrators, heirs, representatives, agents, and assigns (collectively, the “Employee Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, known or unknown, of any kind and of every nature whatsoever, and whether or not accrued or matured, that any of the Company or any other Company Party may have arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the date hereof, including any claim against any Employee Party based on, relating to, or arising under breach of contract, tort, fraud, defamation, negligence, an accounting, usury, or promissory estoppel, in all cases arising out of or relating to Employee’s employment by the Company, investment in the Company, or service as an officer, director or employee of the Company or otherwise relating to the termination of such employment or services; provided, however, that such general release shall not be construed as a release of Yonce Management, LLC or Yonce Properties, LLC; provided further, however, that such general release shall not limit or release the Company’s rights (i) under this Agreement; (ii) under any surviving provisions of the Employment Agreement; (iii) under the Purchase Agreement; (iv) under any of the Selling Stockholder Documents (as defined in the Purchase Agreement); (v) with respect to claims against Employee arising out of or related to the Company’s intellectual property; or (vi) under any organizational or governance documents of the Company. The Company, on behalf of itself and each other Company Party, hereby covenants forever not to assert, file, prosecute, maintain, commence, institute (or sponsor or facilitate any person in connection with the foregoing), any complaint, claim, arbitration, or lawsuit or any legal, equitable or administrative proceeding of any nature, against any Employee Party in connection with any matter released in this Section 5, and represents and warrants that no other person has initiated or, to the extent within its control, will initiate, any such proceeding on its behalf.

6. Confidential Information/Noncompetition. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with Section 3 (and all surviving terms) of the Employment Agreement. Employee shall return all of the Company’s property and confidential and proprietary information in Employee’s possession to the Company within five (5) days after the Termination Date. In consideration of the Loan and the other obligations of the Company herein, Employee agrees that the noncompetition provisions set forth in Section 3 of the Employment Agreement shall survive the termination of the Employment Agreement and Employee’s employment with the Company for twelve (12) months following the date of this Agreement.

7. No Admission of Liability. No action taken by the Parties hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by the Parties of any fault or liability whatsoever to the other Party or to any third party.

8. Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

9. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s employment with, services to, compensation by and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company, with the exception of any stock agreement between Employee and the Company and the surviving provisions of the Employment Agreement (including but not limited to the noncompetition provisions in Section 3 of the Employment Agreement). This Agreement may only be amended in writing signed by Employee and the Company’s Chief Executive Officer or Chief Financial Officer.

10. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without regard to principles of conflicts of law.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

SolarWinds.Net, Inc.

Dated:	1/25/07	By:	/s/ KEVIN THOMPSON

David A. Yonce, an individual

Dated:	1/25/07	Employee Signature:	/s/ DAVID A. YONCE

SOLARWINDS.NET, INC.

SIGNATURE PAGE TO SEPARATION AGREEMENT AND RELEASE